CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Arrow ETF Trust (formerly Northern Lights ETF Trust) and to the use of our report dated March 31, 2014 on the financial statements and financial highlights of Arrow Dow Jones Global Yield ETF, a series of shares of beneficial interest of Arrow ETF Trust.  Such financial statements and financial highlights appear in the January 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

May 29, 2014